Exhibit 5.1

[ON SLAUGHTER AND MAY LETTERHEAD]

AngloGold Ashanti plc
(the “Company”)

4th Floor Communications House
South Street
Staines
TW18 4PR

[Date], 2023

Dear Sir / Madam,

Registration Statement – UK Corporate Legal Opinion

1.
We have acted as legal advisers to the Company and the Company’s shareholder, AngloGold Ashanti Limited, a public limited company incorporated and tax resident in the Republic of South Africa (“AGA”), as to matters of English law in connection with AGA’s proposed reorganization through, amongst other things, the insertion of the Company as the new parent company of the AGA group (the “Transaction”).

2.
This opinion is being delivered in connection with the registration statement of the Company on Form F-4 (the “Registration Statement”) filed on the date hereof with the United States Securities and Exchange Commission under and in accordance with the U.S. Securities Act of 1993, as amended (the “Securities Act”), relating to the registration of new ordinary shares in the capital of the Company to be issued in connection with the Transaction.

Basis of the Opinion

3.	For the purposes of this opinion, we have examined:

(A)	the Registration Statement;

(B)
the implementation agreement dated May 12, 2023, setting out among other things the terms and conditions under and pursuant to which the Transaction would be carried out (the “Implementation Agreement”);

(C)
the irrevocable offer to purchase dated May 12, 2023, setting out amongst other things the terms and conditions pursuant to which the Company would irrevocably offer to purchase all the shares in the issued share capital of AngloGold Ashanti Holdings plc (the “Irrevocable Offer to Purchase AGAH”);

(D)	the articles of association of the Company adopted on [●]; and

(E)
the results of (i) a search at the Registrar of Companies in respect of the Company on [●]; and (ii) a search at the Central Registry of Winding-Up Petitions in respect of the Company on [●], together the “Searches”.

Unless otherwise stated in this letter, we have not examined any other agreement, deed or document entered into by, or affecting, the Company or AGA, or any other corporate records of the Company or AGA, and have not made any other inquiry concerning either of them.

4.
This letter sets out our opinion on certain matters of English law as at the date of this letter and as currently applied by the English courts. We have not made any investigation of, and do not express opinion on, any other law. This letter is to be governed and construed in accordance with English law.

5.
By giving this opinion, we do not assume any obligation to notify you of any future changes in law which may affect the opinions expressed in this opinion, or to otherwise update this opinion in any respect.

6.	Further, we have assumed that:

(A)	the Transaction will be effected under and in accordance with the Implementation Agreement and the Irrevocable Offer to Purchase AGAH and in the manner contemplated by the Registration Statement;

(B)	copy (including electronic copy) documents examined by us conform fully to the original documents;

(C)	signatures on executed documents (or copies thereof) which we have examined are genuine;

(D)
shortly prior to the implementation of the Transaction, a meeting of the sole shareholder of the Company (being AGA), being quorate, will be duly convened and the appropriate resolutions authorising the directors of the Company for the purposes of section 551 of the U.K. Companies Act 2006, to exercise all of the powers of the Company to allot up to the aggregate nominal value of the Ordinary Shares as at the date of allotment of the Ordinary Shares, will be validly passed, such resolution will remain in full force and effect, not having been amended and revoked, at the time of allotment of the Ordinary Shares;

(E)
following the resolution referred to in paragraph (D) above being passed and prior to the implementation of the Transaction, a meeting of the board of directors and/or an appropriately authorised committee of directors of the Company, being quorate, will be duly convened and the appropriate resolutions providing for the issue of the Ordinary Shares will be validly passed and such resolution will remain in full force and effect, not having been amended and revoked, at the time of allotment of the Ordinary Shares;

(F)
prior to the implementation of the Transaction, no shares of the Company will be allotted, and no rights to subscribe for or convert any security into shares of the Company will be granted, pursuant to the authority granted by article [5] of the articles of association of the Company;

(G)
each director of the Company has disclosed or will disclose at or prior to the date of the Transaction any interest which he or she may have in the Transaction, and any potential conflict such directors have in respect of the Transaction have been approved, in each case in accordance with the U.K. Companies Act 2006 and the articles of association of the Company, and none of the directors has any interest in the Transaction except to the extent permitted by the articles of association of the Company;

(H)
in considering and passing the requisite resolutions, the directors of the Company will act in good faith to promote the success of the Company for the benefit of its members as a whole, and in accordance with any other duty, which, if breached, could give rise to such transactions being avoided;

(I)	the names of the appropriate persons will be entered in the Company’s register of members upon implementation of the Transaction;

(J)
that (i) the information disclosed by the Searches at the time each was conducted, was complete, up to date and accurate and has not since then been altered or added to and (ii) the Searches did not fail to disclose any information relevant for the purposes of this opinion;

(K)
that (i) the Company has not made any proposal for a voluntary arrangement or obtained a moratorium under Part I of the U.K. Insolvency Act 1986, (ii) the Company has not given any notice in relation to or passed any winding-up resolution, (iii) no application has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of the Company, and no step has been taken to strike off or dissolve the Company, (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (v) no analogous procedure has been commenced in any jurisdiction outside England and Wales in relation to the Company or any of its assets or revenues;

(L)	the directors of the Company have complied with their duties as directors insofar as relevant to this opinion; and

(M)
any and all acts, conditions and other things required to be fulfilled, performed or effected in connection with the Transaction under the laws of any jurisdiction other than England have been or will before implementation of the Transaction be duly fulfilled, performed and effected.

7.	Our reservations are as follows:

(A)
We have not been responsible for verifying the accuracy of the information or the reasonableness of any statements of opinion contained in the Registration Statement other than Exhibit 5.1, Exhibit 8.3 and the section under the heading “Enforcement of Certain Civil Liabilities”, or that no material information has been omitted from it. In addition, we express no opinion as to whether the Registration Statement (or any part of it) contained or contains all the information required to be contained in it or whether the persons responsible for the Registration Statement have discharged their obligations thereunder.

(B)
The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately; once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings have been commenced in jurisdictions outside England and Wales.

Opinion

8.
Based on and subject to the foregoing, and subject to the limitations, qualifications, assumptions and reservations mentioned herein and in the Registration Statement, and subject further to any matters or facts not disclosed to us, we hereby confirm that the ordinary shares in the capital of the Company, when allotted by the Company in conformity with the articles of association will have been duly created, their issue duly authorised and, upon the Company’s receipt of the consideration therefor will be validly issued, fully paid and non-assessable. In this context, “non-assessable” means that the holder of an ordinary shares in the capital of the Company is not liable, solely because he is a holder of an ordinary shares in the capital of the Company for additional assessments or calls on the ordinary shares in the capital of the Company by the Company or its creditors.

9.
We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are “experts” under the Securities Act of 1933 or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

Yours faithfully,

Slaughter and May